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                                                                   EXHIBIT 99(b)

                                    FIRST
                                  AMENDMENT
                                    TO THE
                                BEARINGS, INC.
                        DEFERRED COMPENSATION PLAN FOR
                            NON-EMPLOYEE DIRECTORS

        Effective as of July 1, 1993, the Bearings, Inc Deferred Compensation Plan for Non-Employee Directors is hereby amended as hereinafter set forth.

        1. Section 3. 1 of the Plan is hereby amended to provide as follows:

                        3.1 ELECTION TO DEFER. Prior to the first day of any Fiscal Year quarter (July 1, October 1, January 1, and April
               1), a Director may elect defer receipt of the compensation payable to him or her for future services as a Director commencing as of the first day of such Fiscal Year quarter. If a Director becomes a Director after the beginning of any Fiscal Year quarter, the Director may elect to defer receipt of the compensation payable to him or her for future services as a
               Director.   Such election must be made within days after he or
               she becomes a Director and shall be made on an election form specified by the Committee ("Election Form"). Moreover, any election shall indicate the portion of the Director's compensation to be invested in a money market fund and the portion of such compensation to be invested in Company Stock.

        2.     Section 3.3 of the Plan is hereby amended to provide as follows:

                        3.3 AMENDMENT AND TERMINATION OF ELECTIONS.  A Director
               may terminate or amend his or her election to defer receipt of compensation with respect to subsequent Fiscal Year quarters in a written notice delivered to the Committee prior to the commencement of the Fiscal Year quarter with respect to which such compensation will be earned and such notice will be
               effective.    Amendments which serve only to change the
               beneficiary designation shall be permitted at any time and as often as necessary. Amounts credited to a Director's account pursuant to Section 4.2 hereof prior to the effective date of any termination or amendment shall not be affected thereby and shall be paid at the time and in the manner specified in the election form in effect when the defer occurred.

        Executed at Cleveland, Ohio, this 22nd day of July, 1993.


                                          BEARINGS, INC

                                          By:        John C. Robinson
                                              ----------------------------------
                                             Title John C. Robinson, President

                                          And:     Robert C. Stinson
                                              ----------------------------------
                                              Title Robert C. Stinson, Secretary